Exhibit 99.1

For Release Tuesday, August 1, 2006; 8:00 AM EDT

CYBERONICS REVISES GUIDANCE FOR FY07 AND
CONFIRMS RECEIPT OF NASDAQ STAFF DETERMINATION LETTER

HOUSTON, Texas, August 1, 2006 — Cyberonics, Inc. (NASDAQ:CYBX) today announced revised guidance for FY07. Sales for the first quarter ended July 28, 2006 are expected to be approximately $33.5 million, compared to fiscal year 2006 first quarter sales of $27.0 million, reflecting annual growth of 24% from the same period last year. U.S. sales for the first quarter ended July 28, 2006 are expected to be approximately $29.4 million, and international sales for the first quarter ended July 28, 2006 are expected to be approximately $4.1 million. Cash and marketable securities are expected to increase from $92.3 million at April 28, 2006 to approximately $94.0 million at July 28, 2006 and borrowings under the Company’s $40 million line of credit are expected to increase from $2.5 million as of April 28, 2006 to approximately $5.0 million on July 28, 2006. Financial results and the Form 10-Q for the quarter ended July 28, 2006 as well as the Annual Report on Form 10-K for the year ended April 28, 2006 will be issued and filed upon completion of the previously announced internal review being conducted by the Audit Committee of the Company’s Board of Directors regarding option grants and resolution of any disclosure and accounting issues that may arise from the results of the review. The Audit Committee is working diligently to complete its internal review, and the Company intends to release its results and file its Forms 10-Q and 10-K as expeditiously as possible.

“Cyberonics’ highest priorities are to (1) improve TRD patients’ access to VNS Therapy, and (2) complete the Audit Committee’s internal review and resolve any issues regarding option grants as quickly as possible,” commented Pamela B. Westbrook, Vice President, Finance and Administration and Chief Financial Officer. “Our accomplishment of these objectives will have a material affect on Cyberonics’ financial performance throughout FY07. In the first quarter, TRD patients’ case-by-case access to VNS Therapy, the only treatment proven safe and effective and FDA-approved for TRD, was more difficult than in previous quarters and as a result, we now do not anticipate any meaningful sequential sales growth from Q1 until such time as we obtain favorable coverage policies for VNS Therapy in TRD. In the first quarter, Cyberonics also expended considerable human and financial resources on the stock option matters, for which the total FY07 legal and accounting fees will likely exceed $3.0 million. Cyberonics is not likely to return to corporate profitability (excluding non-cash stock options expenses required under FAS123R) until such time as TRD coverage policies facilitate sequential quarterly growth in U.S. Sales and the various stock option grant matters are behind us.”

“Cyberonics remains committed to its objective of providing Americans with TRD universal access to VNS Therapy through national and regional coverage policies more quickly than the almost three years it took us to create broad-based national and regional coverage policies for VNS Therapy in refractory epilepsy,” commented Robert P. (“Skip”) Cummins, Cyberonics’ Chairman of the Board and Chief Executive Officer. “A year into our TRD launch, approximately 1,600 TRD patients have received VNS Therapy and more than 4,000 patients with TRD have been denied access to VNS Therapy by their payers. Approximately 213 payers have to date provided case-by-case access to between one and 50 TRD patients, 68 payers have had 104 case-by-case denials overturned, 39 payers have had 59 case-by-case denials overturned by third party appeals boards, 36 payer plans have informed patients that VNS for TRD is a covered benefit under the patient’s plan, 13 State Medicaid programs provided coverage of VNS Therapy for TRD by extending existing policy or on case-by-case approvals, four payers have issued formal written coverage policy for VNS Therapy in TRD (VNSTherapy.com “Insurance and Reimbursement”) and five Medicare Regional Financial Intermediaries have issued negative local coverage policies for VNS in TRD.

“In terms of national and regional coverage policies, Cyberonics recently began formally requesting that payers’ existing VNS Therapy coverage policies be amended to include patients with TRDEH defined as TRD patients that were either previously (1) treated with or refused treatment with ECT, or (2) hospitalized for depression,” continued Mr. Cummins. “TRDEH is the most chronic, resistant, disabling, life-threatening and expensive form of major depressive disorder. Studies show that TRDEH patients are a relatively small subset of depressed patients that consume enormous and disproportionate resources. TRDEH patients represent less than 0.3% of Medicare and private payers’ beneficiaries and approximately 10% of patients that have failed to respond to at least one antidepressant medication. TRDEH patients cost payers over $40,000 per patient per year in healthcare costs, most of which is for depression-related hospitalizations. None of the treatments currently used to treat TRDEH or covered by payers for that use have been proven safe and effective or FDA-approved for TRD or TRDEH. VNS Therapy is not only the only treatment proven safe and effective and FDA-approved for use in TRDEH, but it is also the only treatment that has been proven to produce the accumulating and durable long-term safety and effectiveness needed by TRDEH patients and their payers. Standard pharmaco-economics analyses suggest that VNS Therapy will provide TRDEH payers with 1.8 times the value and savings on hospitalization costs alone produced by VNS Therapy in epilepsy, for which VNS Therapy has been a widely covered benefit among regional and national payers since 2000. In TRDEH, data and evidence confirm that payers have considerably more exposure for continuing to cover only ineffective, unproven treatments that result in frequent hospitalizations and extraordinary annual costs, than they do for extending their coverage policies for less than 0.3% of their beneficiaries to include the only treatment that has been proven to produce accumulating and durable long-term safety and effectiveness and decreases in healthcare utilization and costs in refractory epilepsy and TRD.”

As anticipated in the Company’s Form 8-K filed with the Securities and Exchange Commission on July 27, 2006, Cyberonics received a Nasdaq Staff Determination Letter on July 31, 2006 indicating that the Company fails to comply with the filing requirement for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are, therefore, subject to delisting from The Nasdaq Global Market. The Company will request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.

ABOUT VNS THERAPY AND CYBERONICS

Information on Cyberonics, Inc. and VNS TherapyTM is available at and www.vnstherapy.com.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward-looking terminology, including “may,” “believe,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” and “forecast,” or other similar words. Statements contained in this press release are based upon information presently available to us and assumptions that we believe to be reasonable. We are not assuming any duty to update this information should those facts change or should we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning revised guidance for U.S. and worldwide sales, sales growth and net loss for the year ended April 28, 2006 and the quarter ended July 28, 2006, guidance for sales and earnings in fiscal 2007, the announcement of favorable national and regional TRD coverage policies, completion of the Audit Committee’s internal review and the expeditious filing of the Forms 10-K and 10-Q and the request of a hearing before the Nasdaq Listing Qualifications Panel and the outcome of such hearing. Our actual decisions, performance and results may differ materially. Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy for the treatment of Alzheimer’s disease, anxiety, or other indications; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new applications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management’s estimates of future expenses and sales; the time needed to complete the Audit Committee’s review of stock option grants, procedures, and practices; the results of the previously disclosed governmental inquiries and Audit Committee internal review; the impact of any restatement of the Company’s financial statements or other actions that might be taken or required as a result of such inquiries or review; the potential identification of new material weaknesses in the Company’s internal controls over financial reporting; risks and costs associated with such inquiries or review and any litigation relating thereto or to the Company’s stock option grants, procedures, and practices (including the previously disclosed derivative action); the need to request a hearing before the NASDAQ Listing Qualifications Panel to avoid possible delisting of the Company’s stock from NASDAQ for failure to file timely periodic reports with the SEC; uncertainties associated with any hearing or appeal concerning any possible delisting by NASDAQ; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC). For a detailed discussion of these and other cautionary statements, please refer to Cyberonics’ most recent filings with the SEC, including its Form 10-K for the fiscal year ended April 29, 2005.

CONTACT INFORMATION:

Media Contact	Financial Media Contact
Helen Shik, Vice President Schwartz Communications 230 Third Avenue Waltham, MA 02451 Main: (781) 684-0770 Facsimile: (781) 684-6500	Joele Frank Joele Frank, Wilkinson Brimmer Katcher 140 East 45th Street, 37th Floor New York, NY 10017 Main: (212) 355-4449 Facsimile: (212) 355-4554